EXHIBIT 99



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                  FloridaFirst Bancorp Announces Cash Dividend
                       and Completion of Stock Repurchase


Lakeland, FL, March 6, 2000 (Nasdaq NMS "FFBK"). Gregory C. Wilkes, President of FloridaFirst Bancorp (the "Company"), the stock holding company of FloridaFirst Bank, Lakeland, Florida (the "Bank"), announced the Company's Board of Directors declared a quarterly cash dividend of $.04 per share. This is the third quarterly dividend declared by the Company since the issuance of its stock on April 6, 1999. The cash dividend will be paid to stockholders of record as of March 15, 2000 on or about April 1, 2000. FloridaFirst Bancorp MHC will waive the receipt of its cash dividends.

FloridaFirst Bancorp announced that on February 28, 2000 it had completed the acquisition of 15% of its common stock held by persons other than FloridaFirst Bancorp MHC pursuant to a repurchase plan approved by the Office of Thrift Supervision ("OTS"). The 405,578 shares acquired pursuant to the plan were at an average price of $8.89 per share.

FloridaFirst Bank has also received approval from OTS to acquire up to 4%, or 108,154 of the publicly held shares of FloridaFirst Bancorp for the FloridaFirst Bank Restricted Stock Plan ("RSP"). Any shares acquired by the RSP will be held by the RSP Trust until RSP participants are vested in the shares. The vesting rate is 20% per year. Therefore, 21,631 shares will be earned by the participants each October for the next five years. The Company will amortize the cost of such shares over a five-year period.

The Bank is a community-oriented bank offering a full range of banking services to businesses and individuals. The Bank operates through nine offices located in Polk and Manatee Counties in Florida. At December 31, 1999 the Company had total assets and stockholders' equity of $523 million and $59 million, respectively. The Company's common stock is traded on the Nasdaq National Market under the symbol "FFBK."

For further information, contact Kerry P. Charlet at (863) 688-6811, Extension 1004.